Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Fastenal Company
We consent to the use of our report dated February 5, 2018 with respect to the consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein.
Our report dated February 5, 2018 on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states management excluded from their assessment of the effectiveness of internal control over financial reporting, as of December 31, 2017, the March 31, 2017 acquisition of Manufacturers Supply Company’s (Mansco’s) internal control over financial reporting associated with total assets of approximately one percent of Fastenal Company’s total assets and revenues of approximately one percent of Fastenal Company’s total revenues included in the consolidated financial statements of Fastenal Company and subsidiaries as of and for the year ended December 31, 2017. Our audit of the effectiveness of internal control over financial reporting of Fastenal Company also excluded an evaluation of the internal control over financial reporting of Mansco.

/s/ KPMG LLP
Minneapolis, MN
April 25, 2018